Exhibit  99.1

Pep Boys Reports 167% Increase in Second Quarter EPS
-Driven by Improved Margins, Reduced SG&A and Strong Service Operations-

PHILADELPHIA–August 21, 2007 - The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, announced the following results for the thirteen (second quarter) and twenty-six weeks ended August 4, 2007.

Operating Results

Second Quarter

Sales

Sales for the thirteen weeks ended August 4, 2007 were $558,889,000 as compared to the $578,565,000 for the thirteen weeks ended July 29, 2006.  Comparable Sales decreased 3.6%, including a 5.1% comparable merchandise sales decrease and a 3.8% comparable service revenue increase.  In accordance with GAAP, merchandise sales includes merchandise sold through both our retail and service center lines of business and service revenue is limited to labor sales.  Recategorizing Sales into the respective lines of business from which they are generated, comparable Retail Sales (DIY and Commercial) decreased 9.0% and comparable Service Center Revenue (labor plus installed merchandise and tires) increased 4.9%.

Earnings

Net Earnings from Continuing Operations before Cumulative Effect of Change in Accounting Principle increased from $1,470,000 ($0.03 per share - basic and diluted) to $4,196,000 ($0.08 per share - basic and diluted).

Twenty-Six Weeks

Sales

Sales for the twenty-six weeks ended August 4, 2007 were $1,104,902,000, 2.7% less than the $1,135,166,000 recorded last year.  Comparable Sales decreased 3.0%, including a 4.1% comparable merchandise sales decrease and a 2.6% comparable service revenue increase.   Recategorizing Sales (see above), comparable Retail Sales decreased 6.9% and comparable Service Center Revenue increased 2.9%.

Earnings

Net Earnings from Continuing Operations before Cumulative Effect of Change in Accounting Principle improved from $603,000 ($0.01 per share - basic and diluted) to $7,416,000 ($0.14 per share - basic and diluted).

Commentary

President & CEO Jeffrey Rachor said, “Since I joined Pep Boys, we have accelerated the Company’s execution of previously initiated programs to improve its operational efficiency and move towards monetizing certain real estate assets. In addition, we are already seeing early traction in our service renewal program as Service Operations gained momentum in comparable sales despite a difficult economic environment.

Our efforts to expand margins and manage down our cost structure have yielded improved operating performance in the first half of the year. Both Retail and Service Center Operations improved gross margin rates. Cost reduction efforts continued to make significant progress again this quarter, showing a year over year reduction of almost 5% in total SG&A expenses.

While we have continued to focus on improving our merchandise margin mix which contributed to material improvements in profitability in the second quarter, we recognize the importance of permanently reversing retail sales trends with a sustainable core merchandising program. Our merchandising, category management and marketing strategy are being addressed as a top priority in the Strategic Planning Process. As previously communicated, we expect to discuss this plan in November after my second full quarter as CEO.

In support of our asset monetization, a recently completed independent portfolio valuation indicates that our owned real estate portfolio has appreciated in value.  In March 2005, we ascribed a value of between $850 and $950 million to our owned stores and distribution centers based upon the results of a market value appraisal.  Based upon additional analysis, we now believe that these properties have a market value of approximately $1.0 billion and, based upon fair market rents, could generate sale/leaseback proceeds of approximately $1.3 billion.  We plan to begin to monetize a portion of these assets during the second half of the year through sale/leaseback transactions, with the initial use of proceeds being the repayment of debt.”

CFO Harry Yanowitz commented, “Q2 Operating Profit improved by $5.3 million from $12.0 million in 2006 to $17.3 million in 2007. Operating Profit included (i) in Q2 2006, a $6.4 million Net Gain from Dispositions of Assets, a $2.1 million settlement from a credit card issuer class action suit and $2.5 million in charges associated with our strategic review process and executive severance and (ii) in Q2 2007, $0.8 million in outsourcing-related severance charges.

Our trailing four quarter Operating (Loss) Profit has improved from a loss of $5.0 million to a profit of $50.1 million while our trailing four quarter EBITDA, a non-GAAP indicator of levels of our financial performance that includes the gains and charges noted above, increased from $81.3 million to $144.4 million.

As we previously announced, at the end of Q4 2006, we ceased commercial sales in certain of our stores, which while reducing our Q2 comparable sales (2007 vs. 2006) by approximately 1%, is consistent with our prioritization of profits over sales.

Our income tax expense in Q2 2007 was 37.5%, close to our planning rate of 39.0%, but incorporated entries from a favorable resolution of an IRS audit and additional tax expense due to surrender of certain company-owned life insurance assets.  We sold these life insurance assets, non-core assets of the company, as part of funding the $58.2 million share repurchase program completed in Q1.”

Pep Boys has 592 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters.  The call for the second quarter will be broadcast live on Wednesday, August 22 at 8:30 a.m. EDT over the Internet at Vcall’s Web site, located at http://www.investorcalendar.com.  To listen to the call live, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  Supplemental financial information will be available the morning of August 22 on Pep Boys’ Web site at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Harry Yanowitz, 215-430-9720

Media Contact: Alex Spooner, 215-430-9588

Internet: http://www.pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	August 4, 2007	July 29, 2006

Total Revenues	$558,889,000	$578,565,000

Net Earnings From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$4,196,000	$1,470,000

Basic Earnings Per Share:
Average Shares	51,652,000	54,254,000

Net Earnings From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$0.08	$0.03

Diluted Earnings Per Share:
Average Shares	52,264,000	55,190,000

Net Earnings From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$0.08	$0.03

Twenty-six weeks ended	August 4, 2007	July 29, 2006

Total Revenues	$1,104,902,000	$1,135,166,000

Net Earnings From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$7,416,000	$603,000

Basic Earnings Per Share:
Average Shares	52,387,000	54,239,000

Net Earnings From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$0.14	$0.01

Diluted Earnings Per Share:
Average Shares	52,949,000	55,206,000

Net Earnings From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$0.14	$0.01

EBITDA Reconciliation

EBITDA is defined as Net Earnings (Loss) plus Interest Expense, minus Income Tax Benefit, plus Income Tax Expense, plus Depreciation and Amortization.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and may not be compared to similarly captioned information reported by other companies.  In addition, it does not replace net income or cash flow from operations as an indicator of financial performance or liquidity.  We believe EBITDA provides a useful indicator of levels of our financial performance and is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  A reconciliation of EBITDA for the thirteen and fifty-three weeks ended August 4, 2007, and the thirteen and fifty-two weeks ended July 29, 2006, respectively, to the most directly comparable GAAP measure (Operating Profit) in accordance with SEC Regulation G follows:

	Thirteen weeks ended August 4, 2007	Thirteen weeks ended July 29, 2006

Operating Profit	$17,278,000	$11,989,000

Non-operating Income	1,766,000	2,018,000

Discontinued Operations, pre tax loss	(48,000)	(94,000)

Cumulative Effect of Change in Accounting Principle, pre tax	—	—

Depreciation and Amortization	20,578,000	20,696,000

EBITDA	$39,574,000	$34,609,000

	Trailing Four Quarters Fifty-three weeks ended August 4, 2007	Trailing Four Quarters Fifty-two weeks ended July 29, 2006

Operating Profit (Loss)	$50,148,000	$(5,012,000)

Non-operating Income	6,417,000	5,953,000

Discontinued Operations, pre tax (loss) income	(958,000)	594,000

Cumulative Effect of Change in Accounting Principle, pre tax	—	(2,914,000)

Depreciation and Amortization	88,746,000	82,651,000

EBITDA	$144,353,000	$81,272,000